Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, 333-168601, 333-210846, and 333-215219) on Form S-8 of Echelon Corporation of our report dated March 1, 2017, with respect to the consolidated balance sheet of Echelon Corporation as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Echelon Corporation.

/s/ Armanino LLP

San Jose, California
March 1, 2017